4th QUARTER 2007
                            EARNINGS CONFERENCE CALL


Welcome to our conference call. I'm Mike Magusiak, President of the Company, and I'm joined by Dick Frank, our Chairman and CEO, and Chris Morris our Executive Vice President and Chief Financial Officer.

Before we begin today's discussion, I would like to make you aware that some of the information presented today may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those implied in the forward looking statements. Information on the Company's risk factors was included in our press release and is also included in the Company's filings with the SEC.

Additionally, in today's discussion we will refer to adjusted EBITDA and free cash flow figures, both of which are non-GAAP financial measures. For a reconciliation of our reported results to such non-GAAP measures, please see the Investor Information section of the Company's website.

The primary objectives for today's call are:

     >>   First, to discuss our financial performance during 2007;

     >> Second, to summarize our key strategies to increase long term sales, earnings per share and shareholder value;

     >>   Next, Chris will discuss our outlook for the business; and

     >> Finally, Dick will summarize our presentation and we will then conclude the conference call with a question and answer session.

Chris, will you please review our financial performance during 2007.


FINANCIAL PERFORMANCE - FOURTH QUARTER
--------------------------------------


Thanks Mike.

Before I begin a review of the numbers I would like to call your attention to a change in our income statement presentation. We have moved from a single-step format to a multi-step format. We believe this new presentation will provide investors with more information to analyze our business and understand financial trends. We included a table in today's earnings release showing our financial results for each fiscal quarter in 2007 to assist you with the transition to this new format.

I would now like to review the fourth quarter financial performance.

Total Revenue was $175.1MM in both Q4 `07 and Q4 '06. An increase of 9 units in our weighted average unit base was offset by a 2.7% decline in comparable store sales.

Cost of Sales, which primarily includes the cost of food, beverage, prizes and merchandise, increased 160bps from 15.2% to 16.8%. This increase is primarily due to a $0.70 per lb increase in cheese prices in Q4 '07 compared to the same period in the prior year, a beverage rebate received in the prior year benefiting Q4 '06 by approximately 50bps and other miscellaneous increases.

Labor expenses increased 180bps from 27.2% to 29.0% in Q4 '07 primarily due to a 5.4% increase in average wage rates for hourly employees coupled with soft sales during the quarter.

Depreciation and amortization expenses increased from $16.7MM to $18.8MM representing a 120bps increase as a % of revenue.

Rent expense increased from $15.2MM to $15.9MM representing a 40bps increase as a % of revenue.

Other company store operating expenses as a % of revenues was 14.4% in both Q4 '07 and the same period in the prior year, as deleveraging effects associated with negative comparable store sales and increased insurance expenses were offset by reductions in preopening expenses and store level asset write-offs.

Advertising Expenses as a % of total revenue increased 30 bps from 3.7% to 4.0%.

General & Administrative Expenses as a % of revenue was down 30bps from 8.3% in Q4 '06 to 8.0% in Q4 '07 primarily due to a decrease in corporate bonus expense, which was partially offset by increases in several miscellaneous line items against a flat revenue base.

In the 4th quarter of 2007, the Company recognized an $8.4MM asset impairment charge relating to 4 Chuck E. Cheese's units and T.J. Hartford's, which has been closed.

Interest Expense increased from $2.7MM in Q4 '06 to $4.4MM in Q4 `07, representing a 100bps increase as a % of revenues. This increase is primarily related to an increase in outstanding borrowings on the Company revolving line-of-credit used primarily to fund the Company's share repurchase program.

The fourth quarter effective tax rate was negatively effected by certain tax related adjustments, as well as lower than normal pre-tax income primarily resulting from asset impairment charges in a low seasonal quarter.

Bottom line, we reported a net loss for the 4th quarter of $564k, which represented a Diluted Loss Per Share of 2 pennies.

On a fiscal year basis, revenues increased 1.7% to $785.3MM due to an increase of 11 units in the weighted average unit base, which was partially offset by a decline in comparable store sales of 1.4%. Fiscal year 2007 Net Income and Diluted Earnings Per Share were $55.9MM and $1.76, respectively. Excluding non-recurring asset impairment charges - Fiscal Year 2007 Net Income and Diluted Earnings Per Share would have been, $61.8MM and $1.95, respectively.

BALANCE SHEET
-------------

Our financial position remains healthy and the business continues to generate significant cash flow. During fiscal year 2007, the business generated $163MM in operating cash flow. We invested $109MM in new and existing stores and used $248MM to re-purchase company stock while increasing outstanding borrowings on the revolving credit facility to $317MM at the end of '07.

In our last conference call, we made three important announcements.

First, the Company secured a new $550MM revolving line-of-credit, which increased the company's borrowing capacity by $250MM,

Second, the Board of Directors increased the Company's share repurchase authorization by $200MM bringing the total outstanding authorization at that time to approximately $347MM, and

Finally, the Company stated it planned to increase its debt position to reflect a Debt-to-Adjusted EBITDA ratio of 2:1.

Since the date of these announcements on October 23, 2007, the company has used $114.6MM to repurchase 4.0MM shares at an average price of $28.68, increasing outstanding borrowings on the company's credit facility to $316.8MM. This debt balance plus outstanding letters of credit and capital lease obligations reflect a Debt-to-Adjusted EBITDA ratio of 1.7 to 1 as of December 30, 2007.

The share repurchase authorization currently stands at $232MM representing approximately 35% of our current market capitalization. At this point in time, the Company continues to expect it will achieve its targeted leverage ratio and complete the share repurchase authorization within the next three years. The Company's incremental borrowing rate on the $550MM credit facility is currently 100bps over LIBOR with 30-day LIBOR currently at 3.10%.

Mike will now update you on our strategies to drive shareholder value.


STRATEGIES
----------

Thanks Chris. The three broad components of our strategic plan to maximize long-term shareholder value is summarized as follows:


     -    First, to increase comparable store sales.

     -    Second, to grow our concept with company and franchise stores.

     - And third, to return capital to shareholders with a share repurchase plan.

Comparable Store Sales:

The first component of our strategic plan of maximizing long-term shareholder value is increasing comparable store sales.

Although it is very early in the year with only seven weeks of sales history, year- to-date comparable store sales have increased 2.5%. I believe that this sales trend reflects our new and improved sales initiatives introduced during the latter part of 2007 and 1st Quarter 2008. Although we are encouraged by this early performance, we would caution you that this is over a short period of time and these results may have been positively impacted by weather.

These sales initiatives include an enhanced marketing plan which includes television and internet ads targeting Moms; a strong capital plan; an enhanced and re-focused birthday sales initiative, a plan to increase school fund raiser sales and an in-store suggestive sales campaign.

Our enhanced marketing plan in 2008 is projected to cost approximately $34 million compared to $31 million in 2007. This plan incorporates, and for the first time in the Company's history includes an on-line component, as part of a multi-media approach communicating to Moms. The multi-media effort includes television and on-line media targeted against Mom's and is further supported by our traditional free standing insert program. Our overall television media plan, combining both our kids and Mom's buy, will deliver an increase of 7% more impressions than a year ago. Although it is difficult to quantify the impact of our enhanced marketing plan over the first 7 weeks of 2008, we believe it is positively impacting our sales performance.

The next initiative to increase comparable store sales is a very strong capital plan. We intend on spending approximately $54 million on existing store capital expenditures which will impact approximately 167 stores or 37% of our comparable store sales base. The detailed break-down of our capital plan includes 18 to 22 expansions, 20 to 24 major remodels and 120 to 130 game enhancements. We believe that our physical assets including entertainment attractions are in the best condition in the history of our company, and our capital plan will ensure that we offer our guests the best entertainment product in the marketplace. An important component of our capital expenditure plan is to expand the size of a significant number of our facilities when possible. Last year we expanded 19 stores by an average of 2,580 square feet. These 19 expansions in addition to the 18 to 22 stores that we intend to expand this year represent 8 to 9% of our core stores, which is significant considering that the average sales increase attributable to expansions during the past two years is a sales increase greater than 15%. We continue to believe that our capital plan protects and increases our Company's strong cash flow.

Our next strategy of increasing sales is our re-focused efforts on driving birthday sales. Over the past few years, our birthday sales have declined. Given that we have historically viewed this area as a strength of our business, we have taken aggressive steps to capitalize on this opportunity. Year-to-date 2008 birthday sales have turned positive, and we intend to build on this momentum. We believe that this recent positive birthday sales trend is attributable to our operators aggressively booking birthday reservations and executing our wait system and secondarily to our concentrated efforts to confirm birthday party reservations which results in fewer no-shows. In addition, we are e-mailing birthday invitations with incentives to approximately 2 million kids' parents in our data base, four weeks prior to their birthday.

Our next phase of increasing birthday sales is the system-wide roll-out of a significantly improved birthday package in the second quarter of this year. We have extensively tested this improved package, and will promote our new birthday party with a national television campaign. Food platters for adults are a component of the new birthday package, which will be implemented Company wide by May of this year. We are currently selling food platters including buffalo wings, sandwiches, vegetables and mozzarella sticks in 216 stores. Food platter sales currently represent approximately 1% of sales in participating stores.

Next, we have refined our plan to increase school fund raising sales. Last year, our fund raising sales totaled approximately $5.6 million representing .7% of total sales. We have established a goal of increasing this revenue source by at least 10% in 2008.

Our tactical strategies include:

     1.   Adding call center staff to book fund raisers.

     2. Contacting each fund raiser group within one week of an event to re-book, and

     3. Providing support materials to our operators to assist them in booking fund raisers.


We are very proud that our donations to schools since 2004 have now exceeded $2 million.

And finally, our last sales initiative is a nation-wide in store suggestive sales campaign that we implemented the first week of February. Our objective is to increase sales of value meals and token value deals, which represents a great value to our guests, and typically results in a higher guest check. During the early stages of this campaign, we have significantly improved the sales mix trend of value meals and token deals; and even more importantly, invigorated our cast members with the opportunity to win prizes.

Grow Concept:

The second broad component of our strategic plan is to grow our concept with new stores. We have refined our growth strategy and currently project opening 30 to 40 Company stores and 20 to 30 franchise stores during the next five years from 2008 to 2012.

First on the Company side, we opened 10 new stores last year, including three relocated stores. We also acquired one franchise store in Tallahassee, Florida. This year, we currently anticipate opening 6 to 7 new Company stores. Our controlled growth plan enables us to focus on high quality real estate sites in primarily dense demographic areas generating a high return on investment.

We anticipate that the 10 stores that we opened last year and the 6 to 7 stores we open this year will produce an average sales volume of approximately $2 million. This compares to company store average annual sales of approximately $1,600,000.

During the second half of 2007 we provided our existing franchisees with the opportunity to develop additional stores in their current franchise markets and in select smaller markets that the Company was not planning on developing within the next five years. We are currently selling the rights to approximately 40 domestic franchise locations. The Company has already sold the rights and collected cash for the development of 13 stores, of which four are expected to open in 2008.


Share Repurchase Plan:

The final component of our plan to maximize shareholder value is to execute our share repurchase plan. Last year we repurchased 7,887,000 shares and we currently have an additional $232 million of stock repurchases that the board has authorized. Our borrowings at the close of business yesterday on our $550 million line of credit totals $289 million. We anticipate that we will increase our debt position to reflect a debt to adjusted EBITDA ratio of 2X. This buy-back is highly accretive to earnings per share, but most important is our belief in our plan to increase long-term comparable store sales and grow our concept with high quality new stores that produce a high return on investment.

Chris will now review with you our plans for future share repurchases and our current outlook for business.

Thanks Mike.

EARNINGS OUTLOOK
----------------

During our last conference call on October 23, 2007, we provided diluted earnings per share guidance in a range of $2.10 to $2.20. We are currently estimating 2008 Diluted EPS to be in a range from $2.15 to $2.25, reflecting a growth rate of 10 to 15% (excluding asset impairment charges from FY 2007 EPS). Incorporated into this guidance are the following items:

     o Comparable store sales growth of flat to up 1%. As Mike stated, for the first 7 weeks of '08, comparable store sales are up 2.5%. While we are encouraged with this current positive trend, we continue to be cautious in our outlook for 2008 given the current macro environment;

     o While very difficult to predict, we're currently assuming the market block price for cheese will average $1.75 per lb in 2008, which represents the 2007 average. Therefore, we're currently not expecting a year-over-year impact from cheese prices; however, we do expect margin pressure in the first half of the year, as we're expecting'08 prices to exceed '07, and expecting some relief in the 2nd half of the year, as we're expecting '08 prices to trend lower than '07 levels;

     o Labor expenses are expected to add pressure to store level margins, driven primarily from minimum wage increases. We're currently estimating labor as a % of sales to increase 70 to 90bps in `08 compared to `07;

     o We're targeting 6 to 7 new Company units in 2008 and 4 new franchise stores;

     o We're currently estimating total capital expenditures to be in a range of $80MM to $85MM;

     o We're assuming free cash flow is used for share repurchases throughout the fiscal year;

     o    And we're assuming an effective tax rate of 38%.

We're estimating Diluted EPS in the first quarter of 2008 to be in a range of $1.10 to $1.15, representing an EPS growth rate of 15 to 26%.


Dick will now provide concluding remarks

Thanks, Chris.

2008 is off to a solid start with comparable store sales increasing 2.5% in the first seven weeks of the year. This is particularly encouraging when considering that comparable store sales were positive [2.8%] in the first seven weeks of 2007 as compared to the same period in the prior year.

We believe we have a solid sales plan for the year and view the early sales performance of 2008 as reinforcing our strategies. As Chris shared with you, our earnings guidance for the year incorporates comparable store sales of flat to positive 1%. This may prove to be conservative given our sales performance to date, but we recognize that seven weeks of performance is a short period of time and that sales during this period may have been positively impacted by weather. Management remains committed to executing all of our strategies in a quality and timely manner and we will continue to update you relative to our progress. At this time Mike, Chris and I will be glad to answer any questions you may have.